DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.380)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

BOND LABORATORIES, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3 is hereby amended to read as follows:

The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is Seventy-Five Million (75,000,000) shares, $0.001 par value. The total number of shares of Preferred Stock that the Corporation is authorized to issue is Ten Million (10,000,000) shares, $0.001 par value.

The Preferred Stock authorized by this Certificate of Amendment to Articles of Incorporation may be issued from time to time in one or more series. The Board is expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issue of shares in that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3. The undersigned declare that they constitute at least two-thirds of the incorporators  ☐, or of the board of directors   ☒   (check one box only)

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures*:

Signature	Signature

* If more than two signatures, attach an 8 1/2x 11 plain sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend 78.380 2003 Revised on: 09/29/05